Exhibit 10.4
SILVER POINT FINANCE, LLC
MONARCH MASTER FUNDING LTD
September 12, 2008
$339,000,000 New Money Term Loan
Commitment Letter
Interstate Bakeries Corporation
Interstate Brands Corporation
12 East Armour Boulevard
Kansas City, MO 64111
Attention: Randall Vance, Chief Financial Officer
Ladies and Gentlemen:
     You have advised Silver Point Finance, LLC (acting individually or through one or more of its affiliates) (“Silver Point”) and Monarch Master Funding Ltd (acting individually or through one or more of its affiliates) (“Monarch” and, together with Silver Point, the “Commitment Parties”) that you expect Interstate Bakeries Corporation (“IBC”), Interstate Brands Corporation (“Brands”) and their direct and indirect subsidiaries (collectively, the “Debtors”), each the subject of a voluntary case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”), Case Nos. 04-45814 (the “Cases”), will be reorganized pursuant to a Joint Plan of Reorganization (as described in more detail below, the “Plan”) consistent with the terms set forth on Exhibit A (the “Plan Term Sheet”) attached to this commitment letter (this commitment letter, together with the exhibits and annexes attached hereto and as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, this “Commitment Letter”). Pursuant to that certain commitment letter, dated September 12, 2008, IBC Investors I, LLC (“Investors”) has committed to make equity and debt investments in IBC in accordance with the terms set forth therein (such commitment letter, together with the exhibits and annexes attached thereto and as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “Equity Commitment Letter”). You have further advised the Commitment Parties that IBC, as reorganized pursuant to the Plan (“Reorganized IBC”), and Brands, as reorganized pursuant to the Plan (collectively with Reorganized IBC, the “Borrowers” or the “Reorganized Company”), are seeking to obtain a secured term loan facility in the aggregate amount of $339,000,000, subject to increase in accordance with the terms of this Commitment Letter (the “Term Loan Facility”), with the proceeds thereof to be used to consummate the Plan and for working capital and general corporate purposes of the Borrowers and their subsidiaries. The consummation of the Plan, including the entering into and funding of the Term Loan Facility, and all related transactions contemplated by the Plan and this Commitment Letter are hereinafter collectively referred to as the “Transaction.”
     In connection with the Transaction, you have requested that Silver Point agree to structure, arrange and syndicate the Term Loan Facility. You have further requested that the Term Loan Facility be in an aggregate amount of $339,000,000, which amount may be increased (a) in the sole

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discretion of the Commitment Parties, as provided in Exhibit J to the Equity Commitment Letter as in effect on the date hereof and/or to effect the satisfaction of condition 15(b) of the Equity Commitment Letter as in effect on the date hereof and/or (b) in accordance with Annex A to Exhibit B to this Commitment Letter (such amount, the “Aggregate Commitment”), and that the Commitment Parties commit to provide the Aggregate Commitment.
     Silver Point is pleased to advise you that it is willing to act as the lead syndication agent, lead bookrunner and lead arranger (the “Lead Arranger”) for the Term Loan Facility. In addition, Silver Point is pleased to advise you of its commitment to provide 57.0% of the Aggregate Commitment and Monarch is please to advise you of its commitment to provide 43.0% of the Aggregate Commitment, in each case on a several, and not joint, basis, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Loan Facility Term Sheet”). You agree that, as a condition to the commitment and agreements of the Commitment Parties hereunder, no other agents, co-agents or arrangers will be appointed and no other titles will be awarded, without the consent of Silver Point (such consent not to be unreasonably withheld) and no compensation (other than that expressly contemplated by the Term Loan Facility Term Sheet and the Fee Letter referred to below) will be paid in connection with the Term Loan Facility unless you and we shall so agree.
     We intend to syndicate the Term Loan Facility to McDonnell Investment Management and/or its affiliates and related funds (collectively, “McDonnell”), as well as other lenders identified by us and reasonably acceptable to you (together with the Commitment Parties, the “Lenders”). We intend to commence syndication efforts promptly following Bankruptcy Court approval of the Disclosure Statement (as defined below) with respect to the Plan, and you agree to use commercially reasonable efforts to take all actions that we may reasonably request to actively assist us in completing a syndication reasonably satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Borrowers and Investors and its affiliates, (b) direct contact between senior management and advisors of the Borrowers and the proposed Lenders and your using commercially reasonable efforts to provide direct contact with Investors and its affiliates and their advisors, (c) as set forth in the next paragraph, assistance from the Borrowers (and your using commercially reasonable efforts to cause Investors and its affiliates to provide assistance) in the preparation of materials, to the extent reasonably available, regarding the Borrowers, their subsidiaries and the Term Loan Facility, to be used in connection with the syndication (collectively, with the Term Loan Facility Term Sheet, the “Information Materials”) and (d) the hosting, with us and senior management of the Borrowers (and your using commercially reasonable efforts to cause Investors and its affiliates to participate in the hosting), of one or more meetings of prospective Lenders. In connection with a syndication of the commitment hereunder to provide the Term Loan Facility, the rights and obligations of the Commitment Parties may be assigned, in whole or in part, by the Commitment Parties to McDonnell or to any proposed Lender reasonably acceptable to you; provided, however, that except as set forth below, no such assignment shall release the Commitment Parties from their obligations to fund their respective portions of the Aggregate Commitment; provided, further, however, that to the extent any portion of the Aggregate Commitment is assigned to McDonnell, upon such assignment, the Commitment Parties shall be relieved from their obligations to provide such portion of the Aggregate Commitment, and the obligation to provide such portion of the Aggregate Commitment shall be novated. Each of the Commitment Parties acknowledges and agrees that its commitment hereunder is not conditioned upon a successful syndication.
     You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material

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non-public information (within the meaning of United States federal securities laws) with respect to the Borrowers, their subsidiaries and any of their securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entities’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.
     You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials of a customary nature prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda) that do not contain any MNPI, (b) notification of changes in the terms of the Term Loan Facility and (c) publicly available filings made by you after the date hereof with the Securities and Exchange Commission. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.
     You hereby authorize the Lead Arranger to distribute drafts of definitive documentation with respect to the Term Loan Facility to Private-Siders and Public-Siders.
     The Lead Arranger will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions (which shall be reasonably acceptable to you, other than McDonnell, whom you hereby acknowledge as being acceptable to you for this purpose) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Lead Arranger will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto.
     IBC hereby represents and covenants that (a) all information, other than financial information and projections (the “Projections”) and general economic or specific industry information developed by, and obtained from, third party sources that has been or will be made available to the Commitment Parties by IBC or any of its representatives, when taken together as a whole, is and will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be prepared and made available to the Commitment Parties by IBC or any of its representatives have been and will be prepared in good faith based upon assumptions that are believed to be reasonable at the time made.
     As consideration for the commitment and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated September 12, 2008 and delivered herewith (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “Fee Letter”).

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     Each Commitment Party’s commitment and agreements hereunder are subject to:
     1. not later than September 12, 2008 (the “Required Board Approval Date”), approval by the Debtors’ boards of directors of this Commitment Letter, the Fee Letter, the Equity Commitment Letter (including the exhibits thereto) and the ABL Facility Commitment Papers (as defined in the Equity Commitment Letter as in effect on the date hereof);
     2. not later than September 30, 2008, entry of an order (the “Fee Order”) by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to the Commitment Parties, (a) approving this Commitment Letter, the Fee Letter, the Equity Commitment Letter (including the exhibits thereto) and related fee letter and the ABL Facility Commitment Papers, (b) authorizing the Debtors to pay the fees and reimbursement of costs and expenses set forth herein and in the Fee Letter in accordance with the terms hereof and thereof, with the order specifically providing that all amounts due and owing to the Commitment Parties and their affiliates, including the fees and reimbursement of costs and expenses, as set forth herein and in the Fee Letter, shall be entitled to priority as administrative expense claims, on a pari passu basis with the administrative claims of Investors with respect to fees, costs and expenses arising under the Equity Commitment Letter and related fee letter, under Sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code, whether or not the Term Loan Facility, the Transaction or any other transaction contemplated herein is consummated and (c) otherwise authorizing the Debtors to execute, perform and incur their obligations under this Commitment Letter, the Fee Letter, the Equity Commitment Letter (including the exhibits thereto) and related fee letter and the ABL Facility Commitment Papers;
     3. (a) the negotiation and execution by Investors and IBC by not later than September 26, 2008 of the Investment Agreement referred to in the Equity Commitment Letter and other documentation for the Investment (as defined in the Equity Commitment Letter as in effect on the date hereof), in each case on terms consistent with the Equity Commitment Letter as in effect on the date hereof (including Exhibit I thereto) and otherwise reasonably satisfactory to the Commitment Parties, (b) not later than October 20, 2008, entry of the Investment Agreement Order (as defined in the Equity Commitment Letter as in effect on the date hereof) by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to the Commitment Parties, authorizing IBC to execute and to incur and perform its obligations under the Investment Agreement and such other documentation for the Investment, (c) no provision of the Equity Commitment Letter (as in effect on the date hereof), the Investment Agreement or the other definitive documentation for the Investment having been waived, amended, supplemented or otherwise modified by any party thereto in a manner that could reasonably be expected to be adverse in any material respect to the interests of the Commitment Parties without the consent of the Commitment Parties, (d) all conditions to closing under the Investment Agreement having been satisfied or waived (provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Commitment Parties, the Commitment Parties shall have consented to such waiver) on or prior to the Effective Date, and (e) Investors having made the Investment on the Effective Date in accordance with the terms of the Investment Agreement; provided, that the parties hereto acknowledge and agree that, for the purposes of clauses (c) and (d) above, any amendment, supplement or other modification (or any waiver of a condition that effects a modification) of the amount, form or terms of the New Common Stock, New Convertible Debt and Warrants (as each such term is defined in the Equity Commitment Letter as in effect on the date hereof) shall be deemed to be adverse in a material respect to the interests of the Commitment Parties;
     4. not later than September 30, 2008, filing in the Cases the Plan reflecting the terms outlined in Exhibit A hereto, not containing terms that are inconsistent with those outlined in Exhibit A hereto and otherwise in form and substance reasonably satisfactory to the Commitment Parties,

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and a disclosure statement accompanying the Plan in form and substance reasonably satisfactory to the Commitment Parties (the “Disclosure Statement”);
     5. the payment of the fees and reimbursement of costs and expenses set forth herein and in the Fee Letter in accordance with the terms hereof and thereof;
     6. there not having occurred a dismissal or conversion of any Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a Chapter 11 trustee in any Case;
     7. not later than November 21, 2008, entry of an order by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to the Commitment Parties, approving the Disclosure Statement;
     8. (a) no provision of the Plan (as filed with the Bankruptcy Court) having been amended, supplemented or otherwise modified in any respect in a manner adverse to the Commitment Parties without the consent of the Commitment Parties and (b) not later than January 15, 2009, entry of an order (the “Confirmation Order”) by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to the Commitment Parties, confirming the Plan;
     9. the Confirmation Order having become a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal having expired; provided, however, that if the Confirmation Order has not become a final order because a notice of appeal has been timely filed and the parties are not stayed or enjoined from consummating the Term Loan Facility or the Transaction, the condition set forth in this paragraph 9 shall be deemed satisfied unless the effect of the appeal could reasonably be expected to be adverse to the business, operations, condition (financial or otherwise) or prospects of Reorganized IBC and its direct and indirect subsidiaries, taken as a whole, or adverse to the Commitment Parties, in each case as determined by the Commitment Parties;
     10. (a) there not having been any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the Debtors’ existing debtor-in-possession financing (as amended in accordance with paragraph 11 below, the “DIP Facility”) that has not been waived in accordance with the terms of the DIP Facility without any fees being paid or payable by any Debtor in connection therewith and (b) evidence, in form and substance reasonably satisfactory to the Commitment Parties, that all obligations under the DIP Facility (other than letters of credit issued but undrawn thereunder that are to remain outstanding on and after the Effective Date in accordance with the terms set forth in paragraph 13 below) have been repaid in full, all commitments under the DIP Facility have been terminated and all liens and security interests related to the DIP Facility have been terminated or released;
     11. the Debtors having filed a motion seeking approval of an amendment to the DIP Facility (in the form attached as Exhibit L to the Equity Commitment Letter as in effect on the date hereof), and entry of an order by the Bankruptcy Court in the Cases granting such motion prior to the maturity date of the DIP Facility;
     12. (a) the Debtors and the ABL Facility lenders having entered into the definitive documentation for the ABL Facility referred to in the Equity Commitment Letter (the “ABL Facility”), on terms consistent with the term sheet for such ABL Facility attached to the Equity Commitment Letter as in effect on the date hereof and otherwise reasonably satisfactory to the Commitment Parties, (b) no provision of the ABL Facility Commitment Papers or the definitive documentation for the ABL Facility having been waived, amended, supplemented or otherwise modified by any party thereto in a manner that

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could reasonably be expected to be adverse in any material respect to the interests of the Commitment Parties without the consent of the Commitment Parties, (c) all conditions to borrowing under the ABL Facility having been satisfied or waived (provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Commitment Parties, the Commitment Parties shall have consented to such waiver) on or prior to the Effective Date, and (d) on the Effective Date (A) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the ABL Facility and (B) the ABL Facility being in full force and effect;
     13. all letters of credit outstanding under the Prepetition Credit Agreement (as defined below) or the DIP Facility as of the Effective Date to remain in place (or to be replaced by equivalent letters of credit) on and after the Effective Date pursuant to cash collateral or other arrangements by the Debtors that are in form and substance reasonably satisfactory to the Commitment Parties;
     14. (a) except to the extent disclosed by IBC in any filing made by IBC with the Securities and Exchange Commission prior to the date hereof or in writing to the Commitment Parties on the date hereof, there not occurring or becoming known to the Commitment Parties any events, developments, conditions or circumstances (each, an “Event”) that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of IBC and its direct and indirect subsidiaries, taken as a whole (or Reorganized IBC and its direct and indirect subsidiaries, taken as a whole), and (b) other than sales of real property relating to the Debtors’ exit from the bread business in the southern California region, no material assets of the Debtors having been sold or agreed to be sold from and after the date hereof; and
     15. the Effective Date and closing of the Transaction having occurred not later than February 9, 2009.
     The terms of the commitments hereunder and of the Term Loan Facility are not limited to those set forth herein and in the Term Loan Facility Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Loan Facility Term Sheet shall be consistent with the Term Loan Facility Term Sheet and shall be subject to the approval and agreement of the Commitment Parties and the Borrowers, it being agreed and understood that there shall be no conditions precedent to the closing or the initial funding of the Term Loan Facility, or representations, warranties, covenants or events of default other than those expressly set forth in this Commitment Letter and the Term Loan Facility Term Sheet.
     You agree to indemnify and hold harmless the Commitment Parties, each of their affiliates and each of their and their affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and related reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to the Transactions, this Commitment Letter or the transactions contemplated hereby, any use made or proposed to be made with the proceeds of the Term Loan Facility, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and you shall reimburse each Indemnified Party on demand for all reasonable legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification

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obligations set forth herein), irrespective of whether the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability, or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates or its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys or representatives. Without limiting the indemnification provisions set forth in the Amended and Restated Credit Agreement dated April 24, 2002 (together with all related collateral documents and letters of credit issued thereunder and as each may be amended, restated, modified or otherwise supplemented from time to time, the “Prepetition Credit Agreement”) among IBC, Brands, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Prepetition Agent”), the indemnification provisions of this Commitment Letter shall not apply to any claim, damage, loss, liability, or expense to the extent relating to litigation regarding any matter relating to the claims or obligations in respect of the Prepetition Credit Agreement owed by the Debtors to the Prepetition Agent and the lenders party to the Prepetition Credit Agreement.
     If any Indemnified Party shall receive an indemnification payment in respect of any claim, damage, loss, liability or expense pursuant to the preceding paragraph and such claim, damage, loss, liability or expense is found by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates or its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys or representatives, then such Indemnified Party shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of the preceding paragraph. In no event, however, shall any Indemnified Party be liable to you or any of your affiliates on any theory of liability for any special, indirect, consequential or punitive damages.
     You further agree that, without the prior written consent of the Commitment Parties, you will not enter into any settlement of any lawsuit, claim or other proceeding arising out of the Transactions, this Commitment Letter or the transactions contemplated hereby unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party. No Indemnified Party shall be liable to you or any of your affiliates for any damages arising from the use by unauthorized persons of any information made available to the Commitment Parties by you or any of your representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons.
     You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein (including without limitation, the Plan) and otherwise. No Commitment Party will use confidential information obtained from you, any of your affiliates or any of your representatives, by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each of the Commitment Parties may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrowers and

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their affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.
     Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.
     Neither this Commitment Letter nor the Fee Letter shall be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Term Loan Facility and set forth the entire understanding of the parties with respect thereto.
     This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereto consent to the nonexclusive jurisdiction and venue of the Bankruptcy Court, and in the event that the Bankruptcy Court does not have or declines to exercise jurisdiction or there is reason to believe that it would not have or would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York in the Borough of Manhattan. Subject to the foregoing, each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding related to or arising out of this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the Bankruptcy Court or the state or federal courts located in the City of New York in the Borough of Manhattan.
     This Commitment Letter and the Commitment Parties’ commitments hereunder shall terminate at any time upon written notice from the Commitment Parties to IBC in the event that any of the conditions set forth in this Commitment Letter becomes incapable of being satisfied (unless such condition has been waived by the Commitment Parties in their sole discretion); provided, that in the case of any failure to satisfy paragraph 2, 3(b), 4, 7 or 8 above, the Debtors shall automatically receive a five (5) day extension of the applicable deadline if the Debtors failed to satisfy the applicable condition by the deadline stated therein notwithstanding the Debtors’ reasonable good faith efforts to satisfy the applicable condition.
     The compensation, reimbursement and indemnification provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of the Commitment Parties hereunder, provided that the compensation, reimbursement and indemnification provisions contained herein shall be superseded by the provisions of the Credit Documentation (as defined in the Term Loan Facility Term Sheet) upon the effectiveness thereof.

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     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on September 12, 2008. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. Unless extended in writing by the Commitment Parties, the commitments contained herein shall automatically expire at 5:00 p.m., New York City time, on February 9, 2009.

     We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, SILVER POINT FINANCE, LLC
By:	/s/ Michael Gatto
	Name:	Michael Gatto
	Title:	Authorized Signatory

MONARCH MASTER FUNDING LTD
By:	/s/ Michael Weinstock
	Name:	Michael Weinstock
	Title:	Director

[New Money Term Loan Commitment Letter]

Accepted and agreed to as of the date first written above by: INTERSTATE BAKERIES CORPORATION
By:	/s/ Craig D. Jung
	Name:	Craig D. Jung
	Title:	Chief Executive Officer

INTERSTATE BRANDS CORPORATION
By:	/s/ Craig D. Jung
	Name:	Craig D. Jung
	Title:	Chief Executive Officer & President

[New Money Term Loan Commitment Letter]

Commitment Letter Exhibit B
INTERSTATE BAKERIES CORPORATION
INTERSTATE BRANDS CORPORATION

Summary of Terms and Conditions for
New Money Term Loan Facility
in the Amount of $339,000,000
     Interstate Bakeries Corporation (“IBC”, as reorganized, “Reorganized IBC”), Interstate Brands Corporation (“Brands,” as reorganized, “Reorganized Brands”) and their direct and indirect subsidiaries (collectively, the “Debtors”), each the subject of a voluntary case (the “Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”), will be reorganized pursuant to a proposed plan of reorganization (the “Plan”) consistent with the Plan Term Sheet (as defined in the Commitment Letter). Certain distributions to be made under the Plan, including but not limited to repayment of amounts outstanding under the DIP Facility, will be financed from borrowings under the $339,000,000 term loan facility, which amount may be increased (a) in the sole discretion of the Commitment Parties, as provided in Exhibit J to the Equity Commitment Letter as in effect on the date of the Commitment Letter and/or to effect the satisfaction of condition 15(b) set forth in the Equity Commitment Letter as in effect on the date of the Commitment Letter and (b) in accordance with Annex A hereto (the “Term Loan Facility”). Set forth below is a summary of the principal terms and conditions of the Term Loan Facility (and the documentation related thereto) which would be available upon the Effective Date (defined below). Capitalized terms used and not otherwise defined herein have the meanings, as applicable, set forth in (i) the commitment letter to which this summary of terms and conditions is attached and of which it forms a part (the “Commitment Letter”), (ii) the Plan Term Sheet, or (iii) the Fee Letter that is executed contemporaneously with the Commitment Letter.

I.	Parties

	Borrowers:	Reorganized IBC and Reorganized Brands (the “Borrowers”).

	Guarantors:	Each of the Borrowers’ direct and indirect, existing and future, wholly owned domestic subsidiaries, subject to exceptions for immaterial subsidiaries to be agreed (each a “Guarantor” and collectively the “Guarantors,” and, together with the Borrowers, the “Loan Parties”).

	Lead Arranger and Bookrunner:	Silver Point Finance, LLC (acting individually or through one or more of its affiliates) (collectively, the “Lead Arranger”).

	Administrative Agent:	Silver Point Finance, LLC (the “Administrative Agent”).

	Collateral Agent:	A collateral trustee reasonably satisfactory to the Administrative Agent and the Borrowers.

	Lenders:	A syndicate of lenders, including the Commitment Parties, McDonnell and other financial institutions reasonably acceptable to the Lead Arranger and, so long as no payment Default or other Event of Default has occurred and is continuing, the Borrowers (the “Lenders”).

II.	Term Loan Facility	A five-year term loan facility (the “Term Loan Facility”) in an aggregate principal amount equal to $339.0 million (which amount may be increased(a) in the sole discretion of the Commitment Parties, as provided in Exhibit J to the Equity Commitment Letter as in effect on the date of the Commitment Letter and/or to effect the satisfaction of condition 15(b) set forth in the Equity Commitment Letter as in effect on the date of the Commitment Letter and (b) in accordance with Annex A hereto) (the loans thereunder, the “Term Loans”). The principal amount of the Term Loans shall be repayable on the fifth anniversary of the Effective Date (the “Maturity Date”) on which date the unpaid balance of the Term Loan Facility and any accrued interest shall be due and payable in full.

	Availability	The Term Loans shall be made in a single drawing on the Effective Date.

	Purpose	The proceeds of the Term Loans shall be available (a) to repay any loans or other amounts outstanding under the DIP Facility, (b) to provide cash collateral to support letters of credit outstanding under the DIP Facility and the Prepetition Credit Agreement as of the Effective Date (the “Outstanding L/Cs”) and renewals and replacements of such Outstanding L/Cs (other than letters of credit issued under the ABL Facility or any refinancing or replacement of the ABL Facility), (c) to pay administrative expense claims and other amounts necessary to consummate the Plan and (d) to fund the ongoing working capital requirements and general corporate purposes of the Borrowers and their subsidiaries.

III.	Certain Payment Provisions

	Fees, Early Termination Fees and Interest Rates	As set forth on Annex A and in the Fee Letter.

	Optional Prepayments and Commitment Reductions	The Borrowers may, upon prior written notice, prepay the Term Loans, in whole at any time or in part from time to time. Any optional prepayments shall be subject to the Early Termination Fees described in Annex I, including, during the first year after the Effective Date, the make-whole amount referred to therein for any optional prepayments.

	Mandatory Prepayments	An amount equal to (i) 100% of the net cash proceeds received by the Borrowers or any of their subsidiaries from the issuance of indebtedness after the Effective Date, other than customary exceptions for indebtedness permitted to be incurred under the definitive documentation with respect to the Term Loan Facility (the “Credit Documentation”), (ii) 100% of the net cash proceeds received from the sale or other disposition of all or any part of the assets of the Borrowers or any other Loan Party after the Effective Date (other than (w) sales of real estate owned in Southern California as of the Effective Date, (x) sales of inventory in the ordinary course of business, (y) sales of other assets in the ordinary course of business subject to a cap to be agreed and (z) other exceptions to be agreed), up to $100.0 million of which shall be deposited in a segregated cash collateral account, subject to a first lien control agreement in favor of the Collateral Agent (subject to the proviso at the end of this sentence) and shall be subject to full withdrawal and reinvestment rights (so long as no payment Default or bankruptcy Event of Default then exists) for amounts reinvested within 365 days after receipt in long term (as determined in accordance with GAAP) assets useful in a permitted business of the Borrowers or the other Loan Parties, provided that to the extent such amounts are committed pursuant to a written agreement to be so reinvested within such 365 day period, such reinvestment period for such amounts shall be extended for 180 days, (iii) 100% of all casualty and condemnation proceeds received by the Borrowers or any other Loan Party after the Effective Date, subject to exceptions to be agreed and full reinvestment rights (so long as no payment Default or bankruptcy Event of Default then exists) for amounts reinvested within 365 days after receipt in long term (as determined in accordance with GAAP) assets useful in a permitted business of the Borrowers or the other Loan Parties, provided that (A) to the extent such amounts are committed pursuant to a written agreement to be so reinvested within such 365 day period, such reinvestment period for such amounts shall be extended for 180 days and (B) casualty and condemnation proceeds that exceed $10 million in the aggregate shall be deposited in a segregated cash collateral account to be established within a reasonable period after the Effective Date to be agreed, subject to a first lien control agreement in favor of the Collateral Agent (subject to the proviso at the end of this sentence), subject to full withdrawal and reinvestment rights (so long as no payment Default or bankruptcy Event of Default then exists) and (iv) 100% of any cash collateral (x) held by the letter of credit issuing bank in support of any Outstanding L/C that is cancelled or terminated in accordance with its terms, without the need for renewal or replacement thereof or (y) that is released by the letter of credit issuing bank upon a reduction in the face amount of any Outstanding L/C, that exceeds $10,000,000 in the aggregate for clauses (x) and (y) during the term of the Term Loan Facility (such excess amounts of released cash collateral, the “L/C Collateral Trigger Amounts”), provided that any L/C Collateral Trigger Amount shall be held in a segregated cash collateral account, subject to a first lien control agreement in favor of the Collateral Agent (subject to the proviso at the end of this sentence) for a period of 390 days and shall be required to be applied to prepay the Loans if such L/C Collateral Trigger Amount is not required to support any renewal of, or replacement for, any Outstanding L/C or any increase in the face amount of any Outstanding L/C during such 390-day period, in which case such cash collateral shall be delivered to the letter of credit issuing bank (for the avoidance of doubt, such cash collateral shall not support letters of credit issued under the ABL Facility or any refinancing or replacement of the ABL Facility except to the extent that such facility may be secured by a permitted junior lien thereon); provided that if the Borrowers are unable to obtain a first lien control agreement for a cash collateral account as described in clause (ii), (iii) or (iv) above after using commercially reasonable efforts (which commercially reasonable efforts shall include initiating discussions and negotiating with the banks where the blocked accounts under the ABL Facility are to be established to obtain control agreements on substantially similar terms in favor of the Collateral Agent) to do so, it shall not be a Default or Event of Default so long as such funds are held in a segregated securities account in which the Collateral Agent has a first priority security interest that is perfected by filing of a UCC-1 financing statement. Application of such mandatory prepayments shall be as set forth in the Credit Documentation. Mandatory prepayments pursuant to clauses (ii), (iii) and (iv) above shall be applied without prepayment penalty. Mandatory prepayments pursuant to clause (i) above shall be subject to the Early Termination Fees described in Annex I.

IV.	Collateral	The obligations of each Loan Party in respect of the Term Loan Facility shall be secured by (a) a perfected first priority security interest in substantially all of its assets other than Borrowing Base Assets (defined below), including equipment, intellectual property, owned real property (subject to a materiality threshold to be agreed), investment property, the bank or securities accounts in which the cash collateral supporting Outstanding L/Cs or renewals or replacements thereof is held (including all cash, securities and other funds on deposit therein, subject only to the senior lien of the letter of credit issuing bank and permitted junior liens), intercompany notes, material leasehold interests acquired after the Effective Date, licenses, permits, capital stock owned by any Loan Party (limited in the case of foreign subsidiaries, to 100% of nonvoting capital stock and 65% of the voting capital stock of first tier foreign subsidiaries) and proceeds of the foregoing (collectively, the “Term Priority Collateral”) and (b) a perfected second priority (subject to permitted liens) security interest in the following assets owned by such Loan Party (the “Borrowing Base Assets”): (i) accounts and other receivables for goods sold or leased or services rendered whether or not earned

(“Receivables”); (ii) inventory of any kind wherever located (“Inventory”); (iii) instruments, chattel paper and other contracts evidencing, or substituted for, any Receivable; (iv) guarantees, letters of credit, security and other credit enhancements for the Receivables; (v) documents of title for any Inventory; (vi) claims and causes of action in any way relating to any of the Receivables or Inventory; (vii) bank accounts into which any proceeds of Receivables or Inventory are deposited (including all cash and other funds on deposit therein), except in each case for any bank accounts and any cash or other funds that constitute identifiable proceeds of Term Priority Collateral; (viii) books and records relating to any of the foregoing; and (ix) substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing (the Borrowing Base Assets, together with the Term Priority Collateral, the “Collateral”); provided, that it shall not be a Default or Event of Default if the Borrowers are not able to provide a mortgage with respect to a material leasehold interest acquired after the Effective Date if such mortgage would require third party consent that the Borrowers are not able to obtain after using commercially reasonable efforts to do so.

Notwithstanding anything to the contrary contained herein, (a) the Collateral shall exclude (i) pledges and security interests prohibited or (to the extent) limited by law, licenses or agreements (other than prohibitions overridden by the UCC) and assets subject to capital leases, other financing leases, project financings or purchase money indebtedness; (ii) leasehold interests existing on the Effective Date (to the extent that mortgages would be required); and (iii) assets as to which the Administrative Agent shall reasonably determine in consultation with the Borrowers that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby and (b) security interests in (i) motor vehicles and other assets subject to certificates of title shall not be required to be perfected unless the Required Lenders so elect while an Event of Default has occurred and is continuing and (ii) letter-of-credit rights that are not supporting obligations shall not be required to be perfected by control if the Borrowers are not able to provide control after using commercially reasonable efforts to do so. The Loan Parties will be required to use commercially reasonable efforts to obtain collateral access agreements reasonably satisfactory to the Administrative Agent with respect to leased locations at which material Collateral is located to be agreed.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral will be set forth in one or more intercreditor agreements on terms and conditions reasonably satisfactory to the Commitment Parties.

V. Certain Conditions	The availability of the Term Loan Facility is subject to the satisfaction or waiver of the conditions set forth in the Commitment Letter and the following conditions (the date of such satisfaction or waiver of all such conditions and the initial funding of the Term Loans on the effective date of the Plan, the “Effective Date”):

(a) The effective date of the Plan shall have occurred (and all conditions precedent thereto as set forth in the Plan shall have been satisfied or waived, provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Commitment Parties, the Commitment Parties shall have provided their prior written consent to such waiver).

(b) As of the Effective Date, the representations and warranties contained in the Credit Documentation shall be true and correct in all material respects.

(c) As of the Effective Date, no event shall have occurred and be continuing or would result from the extension of Term Loans that would constitute a Default or an Event of Default.

(d) Each of the Borrowers shall have provided the documentation and other information to the Commitment Parties that the Commitment Parties are required to obtain under the Patriot Act.

(e) Negotiation, execution and delivery of definitive Credit Documentation, including, without limitation, guarantees, security documents, mortgages, evidence of insurance, customary opinions, certificates and other closing documentation and deliveries as the Commitment Parties shall reasonably request with respect to the Term Loan Facility, in each case, reflecting and consistent with the terms and conditions set forth herein and in the Commitment Letter, as applicable, and otherwise in form and substance reasonably satisfactory to the Commitment Parties.

VI. Certain Documentation Matters	The Credit Documentation shall contain the following representations, warranties, affirmative and negative covenants, and events of default relating to the Loan Parties and their subsidiaries (subject to exceptions, materiality thresholds, baskets, grace periods and carve-outs to be agreed upon):

Representations and Warranties	Valid existence, organization, requisite power and authority, good standing, qualification to do business, compliance with law and regulations (including terrorism laws and FCPA), power to execute, due authorization, execution and enforceability of the Credit Documentation (no conflict with organizational documents, material agreements or material applicable law), capital stock and ownership of the subsidiaries, necessary consents obtained, binding obligation, accuracy of financial statements, projections, payment of taxes, accuracy in all material respects of disclosure taken as a whole, solvency of the Loan Parties on a consolidated basis on the Effective Date, absence of material litigation, compliance with margin regulations, no defaults (other than in respect of indebtedness), schedule of collective bargaining agreements in effect on the Effective Date, perfected security interest in collateral upon Effective Date, inapplicability of Investment Company Act, insurance, labor matters, ERISA and employee benefit plans, permits and licenses, environmental matters, ownership of real and personal property, intellectual property, and Regulation H.

Affirmative Covenants	Delivery of quarterly financial statements and compliance certificates within 45 days after the end of each fiscal quarter; annual audited financial statements for fiscal year ending May 2009 to be provided on or before the date that is 365 days after the end of fiscal year ending May 2009, and thereafter, annual audited financial statements to be delivered within 270 days of fiscal year end; delivery of monthly financial data generated by the Borrowers’ internal accounting systems for use by senior and financial management of the Borrowers within 45 days after the end of each fiscal month; delivery of compliance certificates; delivery of an annual budget within 90 days after the beginning of each fiscal year; delivery of all reports provided under the ABL Facility; delivery of copies of amendments, modifications and waivers to, notices of default under, and certain other information and reports delivered under, the ABL Facility and other indebtedness secured by senior and subordinated liens on the Collateral; written notices with respect to known defaults, ERISA events, material environmental matters and material litigation; written notices of termination, material amendment or entry into collective bargaining agreements; written notice of any change in any Loan Party’s corporate name, identity, corporate structure or federal taxpayer identification number; written notice of knowledge of (a) any lien against any material portion of the Collateral (other than permitted liens) and (b) any loss, damage or destruction of any material portion of the Collateral; delivery of all periodic reports, proxy statements and registration statements publicly filed with the Securities and Exchange Commission (notice of EDGAR filing shall be sufficient for delivery of applicable reports); preservation of corporate existence, compliance with material applicable laws and regulations (including environmental laws and regulations); payment of taxes and other obligations (other than indebtedness); maintenance of properties, permits and customary insurance; access to books and records and inspection rights for the Administrative Agent (and Lenders during an Event of Default); further assurances (including delivery of information requested by a Lender to comply with the Patriot Act and provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral”).

The Borrowers shall use commercially reasonable efforts to obtain, within 365 days following the Effective Date, interest rate protection agreements on terms reasonably satisfactory to the Borrowers in effect for the three years following the Effective Date covering a notional amount that results in at least 50% of the aggregate principal amount of the Borrowers’ consolidated long-term indebtedness (other than the ABL Facility) being effectively subject to a fixed rate or maximum interest rate.

Negative Covenants	Limitations on indebtedness (including guaranties and speculative hedging transactions), liens, negative pledge clauses, investments (including loans), asset dispositions, restricted junior payments in respect of capital stock (including dividends, redemptions and repurchases), prepayments, redemptions or repurchases of subordinated or junior indebtedness (in right of payment or lien priority) (for the avoidance of doubt, subject to the provisions of the Intercreditor Agreement with regard to Term Priority Collateral and the proceeds thereof, there shall be no limitation on prepayments of indebtedness under the ABL Facility), fundamental changes (including mergers, consolidations, disposition of assets or acquisitions), changes in nature of business, sales and lease backs, transactions with shareholders and affiliates, third party restrictions on subsidiary distributions, amendments or waivers with respect to subordinated indebtedness, the ABL Facility and other indebtedness secured by senior and subordinated liens on the Collateral and organizational documents (in each case in a manner that is adverse in any material respect to the Lenders), changes in fiscal year, compliance with margin regulations and issuance of disqualified capital stock.

The negative covenants will permit, among other things, (i) payment of management fees (which will accrue from the Effective Date and may be payable quarterly in advance) in an amount of up to $1,000,000 per quarter, provided no payment Default or other Event of Default has occurred and is continuing (but which may accrue and be payable when such Default or Event of Default is cured), and payments of out-of-pocket expenses incurred by Ripplewood Holdings L.L.C. or its affiliates in connection with the provision of such management services, (ii) payment of financial advisory fees and reasonable out-of-pocket expenses relating to acquisitions in amounts to be agreed, provided no Default or Event of Default has occurred and is continuing, (iii) repurchases of equity securities from employees up to an amount to be agreed, (iv) payment of amounts to be agreed to IBC Investors I, LLC necessary to pay taxes or tax distributions, operating expenses and other specified obligations to be agreed, provided no payment Default or other Event of Default has occurred and is continuing, and (v) making of restricted payments, investments and prepayments of subordinated debt in each case with the proceeds of equity issuances by, or capital contributions to, Reorganized IBC, which proceeds have not been previously so applied or applied to an equity cure and provided that no payment Default or other Event of Default has occurred and is continuing.

Financial Covenants	To but excluding the last day of the first full fiscal quarter ending after the third anniversary of the Effective Date, incurrence covenants tested to the extent of incurrence of additional indebtedness (with carve outs to allow for (i) loans borrowed and letters of credit issued pursuant to the ABL Facility, and any refinancing or replacement thereof, in an aggregate amount not to exceed the inventory and receivables borrowing base (before application of advance rates or blocks) in effect from time to time, (ii) any refinancings, renewals or replacements of the Outstanding L/Cs and (iii) other additional exceptions to be agreed). Commencing with the end of the first full fiscal quarter after the third anniversary of the Effective Date, maximum secured debt (excluding the New Convertible Debt (as defined in the Equity Commitment Letter)) to EBITDA ratio (to be tested quarterly on a consolidated basis) and, commencing with the end of the first full fiscal year after the third anniversary of the Effective Date, maximum capital expenditures, financial covenants shall apply, in each case, tested at a cushion of 20% to IBC’s five-year business plan (as determined by IBC Investors I, LLC and subject to review and agreement by the Commitment Parties) from the end of the first full fiscal quarter after the third anniversary of the Effective Date through the fourth anniversary of the Effective Date and, thereafter tested at cushion of 15% to IBC’s five-year business plan.

For purposes of determining compliance with the financial covenants, if equity contributions are made to Reorganized IBC during a fiscal quarter or on or prior to the date that is 20 days after the date financial statements are required to be delivered for such fiscal period, the proceeds of which are promptly applied to prepay loans under the Term Loan Facility, then such prepayment of indebtedness shall be deemed to have occurred prior to the end of such fiscal period. In addition, equity contributions made to Reorganized IBC during a fiscal quarter or on or prior to the day that is 20 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrowers, be included in the calculation of consolidated EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”), provided that (a) the amount of any Specified

Equity Contribution shall not be greater than the amount required to cause the Borrowers to be in compliance with the financial covenants, (b) Specified Equity Contributions shall be disregarded for purposes of determining availability under baskets dependent on equity issuances or contributions, (c) a Specified Equity Contribution may be made with respect to only one fiscal quarter in each four fiscal quarter period and (d) any prepayment of indebtedness made with a Specified Equity Contribution shall be disregarded for purposes of compliance with the financial covenants at any time such Specified Equity Contribution is included in the calculation of consolidated EBITDA.

Events of Default	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of 30 days; material inaccuracy of a representation or warranty when made; violation of financial covenants, negative covenants and the following affirmative covenants: use of proceeds, delivery of notices of known defaults and maintenance of existence of the Loan Parties; violation of other affirmative covenants after grace period of 30 days after notice thereof from the Administrative Agent (provided that if the Borrowers shall fail to provide notice of a known default, the 30 day grace period with respect to the underlying default shall commence upon the earlier to occur of a responsible officer of any Borrower obtaining knowledge of such underlying default and notice thereof from the Administrative Agent); cross default to material indebtedness; bankruptcy events; certain ERISA events (with exceptions to be agreed); material unsatisfied and unstayed judgments (in excess of insurance); actual or asserted invalidity of any guarantee or any material provision of any intercreditor agreement, or security document with respect to a material portion of the Collateral (in each case, other than by reason of the action or inaction of the Administrative Agent or the Lenders); and a change of control (the definition of which is to be agreed upon).

Requisite Lenders	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate principal amount of the Term Loans (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the final maturity of any Term Loan, (ii) reductions in the stated rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment; (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, changes to pro rata sharing provisions or changes to application of repayments or prepayments (it being understood that waivers of mandatory prepayments shall be permitted with the consent of the Required Lenders) and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral; and (c) the consent of the Administrative Agent and the Collateral Agent, as applicable, for changes to the agency provisions.

The Credit Documentation will include customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate principal amount of the Term Loans shall have consented thereto.

Assignments and Participations	Lenders will be permitted to make assignments in a minimum amount of $1 million (unless such assignment is of a Lender’s entire interest in the Term Loan Facility) to other financial institutions acceptable to the Administrative Agent and, so long as no payment Default or other Event of Default has occurred and is continuing, the Borrowers, which acceptances shall not be unreasonably withheld or delayed; provided however, that the approval of the Administrative Agent and the Borrowers shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders). Each Lender shall be permitted to grant participations in its rights and obligations under the Term Loan Facility, or any part thereof, to any person or entity without the consent of the Administrative Agent or the Loan Parties. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions (except a participant shall not be entitled to any greater amount than the relevant Lender would have received if no participation had been sold). Voting rights of participants shall be limited to certain matters with respect to which the affirmative vote of all Lenders would be required as described under “Requisite Lenders” above. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Term Loan Facility only upon request.

Expenses and Indemnification	The Borrowers shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and the Commitment Parties associated with the syndication of the Term Loan Facility and the preparation, negotiation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of a single counsel for the Administrative Agent and the Commitment Parties, plus, if necessary, one local counsel in each applicable jurisdiction, except in the case of an actual or reasonably likely conflict of interest), (ii) all reasonable out-of-pocket expenses of McDonnell associated with the syndication of the Term Loan Facility and the preparation, negotiation, execution and delivery of the Credit Documentation (including, without limitation, the reasonable fees, disbursements and other charges of a single counsel for McDonnell), provided that the aggregate amount of expenses of McDonnell required to be reimbursed under the Fee Letter and this clause (ii) shall not exceed $100,000, (iii) reasonable out-of-pocket expenses of having the Term Loans rated by one or more rating agencies in an aggregate amount of up to $25,000, and (iv) all out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the fees, disbursements and other charges of a single counsel for the Administrative Agent and the Lenders, plus, if necessary, one local counsel in each applicable jurisdiction, except in the case of an actual or reasonably likely conflict of interest) in connection with the enforcement of the Credit Documentation.

The Administrative Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any loss, liability or related reasonable out-of-pocket cost or expense (including, without limitation, reasonable fees and disbursements of counsel), in each case arising out of or in connection with or relating to the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party or any of its affiliates or its or any of its affiliates’ officers, directors, employees, advisors or agents).

If any indemnified party shall receive an indemnification payment in respect of any loss, liability, cost or expense pursuant to the preceding paragraph and such loss, liability, cost or expense is found by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party or any of its affiliates or any of its or its affiliates’ respective officers, directors, employees, advisors or agents, then such indemnified party shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of the preceding paragraph

Yield Protection, Taxes and Other Deductions	The Credit Documentation shall contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from the unavailability of LIBOR and changes in reserve, tax, capital adequacy and other requirements of law and from changes in withholding taxes or imposition of or changes in other taxes (subject in each case to a 180 day limit on claims and a right of the Borrowers to replace any Lender making such a claim) and (ii) indemnifying the Lenders for breakage costs (excluding lost profits) in connection with, among other things, prepayment of a LIBOR Rate borrowing other than on the last day of an interest period. All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever unless withholding taxes arise under current law to a non-US Lender.

Governing Law and Forum	State of New York.

Annex A
Interest and Certain Fees

Interest Rate Options	Borrowers may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the LIBOR Rate plus the Applicable Margin.

As used herein:

The “Base Rate” means the higher of (i) the prime lending rate as publicly announced from time to time by JPMorgan Chase Bank, N.A. (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.50%.

The “LIBOR Rate” means the rate per annum at which dollar deposits are offered to major banks in the London interbank market for the relevant interest period as published by the British Banker’s Association, and currently appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) two business days prior to the first day of such interest period, adjusted by the reserve percentage prescribed by governmental authorities. The LIBOR Rate shall be available for interest periods of 1, 2 or 3 (or, if available to all Lenders, 6) months. For purposes of Term Loan Facility, LIBOR shall not be less than 2.70%.

“Applicable Margin” means 7.25% in the case of Base Rate Loans under the Term Loan Facility and 8.25% in the case of LIBOR Rate Loans under the Term Loan Facility.

Interest Payments	In the case of Term Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears and (a) payable in cash or (b) at the Borrowers’ election, (i) payable in cash in an amount equal to the Cash Amount (as defined below) with (ii) an amount equal to the Capitalization Amount (as defined below) capitalized as principal.

In the case of Term Loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period but in any event at least quarterly, and (a) payable in cash or (b) at the Borrowers’ election, (i) payable in cash in an amount equal to the Cash Amount with (ii) an amount equal to the

Capitalization Amount capitalized as principal.

For purposes hereof, “Capitalization Amount” means, with respect to any interest payment, the product obtained by multiplying (a) the amount of the interest payment due on the relevant interest payment date by (b) the Capitalization Percentage for such interest payment date. “Capitalization Percentage” means, with respect to any interest payment date, (x) if the aggregate principal amount of Term Loans outstanding on the applicable interest payment date is greater than $320,000,000, a fraction (1) the numerator of which is the amount by which the aggregate principal amount of Term Loans then outstanding exceeds $320,000,000 and (2) the denominator of which is the aggregate principal amount of Term Loans then outstanding or (y) if the aggregate principal amount of Term Loans outstanding on the applicable interest payment date is less than or equal to $320,000,000, zero. The “Cash Amount” means, with respect to any interest payment, the difference equal to (A) the amount of the interest payment due on the relevant interest payment date minus (B) the Capitalization Amount.

Default Rate	At any time when a payment Event of Default or a bankruptcy Event of Default has occurred and is continuing, all amounts outstanding under the Term Loan Facility shall bear interest at 2.0% above the rate otherwise applicable thereto payable in cash. To the extent that the Required Lenders so request upon the occurrence and during the continuance of an Event of Default, Loans may not be continued as or converted to LIBOR Rate Loans.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days or, in the case of Base Rate Loans, 365/366 days, and the actual number of days elapsed.

Early Termination Fees	All optional prepayments and the mandatory prepayment described in clause (i) of Section III herein of the Term Loans shall, in addition to the principal being prepaid, include the payment of (a) the make-whole amount (to be defined) for any prepayments made prior to the first anniversary of the Effective Date and (b) the product of all Term Loans repaid multiplied by (i) 3.0% for all such prepayments made on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date; (ii) 2.0% for all such prepayments made on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date; and (iii) 1.0% for all such prepayments made on or after the third anniversary of the Effective Date and prior to the fourth anniversary of the Effective Date.

Backstop Fee	$16,800,000, payable in accordance with the terms of the Fee Letter.

Incremental Facility Fee	If the aggregate principal amount of Term Loans funded on the Effective Date exceeds $336,000,000, the Lenders shall be entitled to an incremental facility fee equal to 5.00% of the amount of such excess, which amount shall be added to the aggregate outstanding principal amount of the Loans on the Effective Date, but shall not be required to be funded by the Lenders.

Equity of Reorganized IBC	On the Effective Date, each Lender shall receive its pro rata share of (i) 4,420,000 shares of new common stock of Reorganized IBC (the terms of which shall be consistent with the Plan Term Sheet and otherwise reasonably satisfactory to the Commitment Parties) and (ii) the Series B Warrants and Series C Warrants issued by Reorganized IBC (the terms of which shall be consistent with Exhibit D to the Equity Commitment Letter as in effect on the date of the Commitment Letter and otherwise reasonably satisfactory to the Commitment Parties). Each Lender may assign its right to receive such common stock and/or warrants on the Effective Date to an affiliate of such Lender whose identity has been disclosed to IBC Investors I, LLC in writing prior to the date of the Equity Commitment Letter or to any other affiliate of such Lender reasonably acceptable to IBC Investors I, LLC.